Exhibit 5.1

McCarthy Tétrault LLP Suite 4000 421-7th Avenue S.W. Calgary AB T2P 4K9 Canada Tel: 403-260-3500 Fax: 403-260-3501

February 17, 2015

Transition Therapeutics Inc.

101 College Street, Suite 220

Toronto ON M5G 1L7

Dear Sir/Mesdames:

This opinion is furnished to Transition Therapeutics Inc. (“Transition” or the “Company”), a corporation incorporated under the laws of the Province of Ontario, Canada, in connection with the filing of the prospectus supplement (the “Prospectus Supplement”) dated February 11, 2015 to the Company’s prospectus (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) dated July 19, 2013, in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations. We understand that the Base Prospectus forms part of the Company’s registration statement on Form F-3 (File No. 333-189879) of the Company filed on July 10, 2013 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the general rules and regulations promulgated thereunder (the “Securities Act”) (such registration statement, as supplemented or amended at the date of the Underwriting Agreement (as defined below), including all documents filed as part thereof or incorporated by reference therein, is referred to as the “Registration Statement”).

We understand that the Prospectus Supplement is being filed in connection with a public offering of 3,076,923 common shares of the Company (the “Common Stock”) pursuant to an underwriting agreement dated February 11, 2015 (the “Underwriting Agreement”), between the Company and Cowen and Company, LLC, as representative of the Underwriters (as defined in the Underwriting Agreement). We also understand that the Company proposes to sell up to an additional 461,538 common shares of the Company to the Underwriters upon the terms and conditions set forth in the Underwriting Agreement (the “Optional Stock” and, together with the Common Stock, referred to herein as the “Offered Shares”).

Scope of Review, Assumptions and Qualifications

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Underwriting Agreement;

(d)	the articles and by-laws of Transition;

(e)	a certificate of status dated February 11, 2015 issued in respect of Transition pursuant to the Business Corporations Act (Ontario) (the “Certificate of Status”); and

(f)	a certificate of Nicole Rusaw, the Chief Financial Officer of Transition, as to certain factual matters dated February 12, 2015.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Transition and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, facsimiled or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Certificate of Status will continue to be accurate as at the date of issuance of any Offered Shares.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Offered Shares, the authorization to issue the Offered Shares pursuant to the Underwriting Agreement will not have been modified or rescinded by the Board of Directors of Transition and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Offered Shares. We have also assumed that neither the issuance and delivery of the Offered Shares, nor the compliance by Transition with the terms of the Underwriting Agreement, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon Transition or any restriction imposed by any court or governmental body having jurisdiction over Transition.

Our opinions set forth below are limited to the laws of the Province of Ontario and the Federal laws of Canada applicable therein. All opinions expressed herein concerning the laws of the Province of Ontario and the Federal laws of Canada applicable therein are given by members of the Law Society of Upper Canada.

Opinions

Based upon and subject to the foregoing, we are of the opinion that the Offered Shares, when issued, sold and delivered in the manner and for the consideration stated in the Underwriting Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable shares.

Our opinion, referring to the Offered Shares, whether issued or to be issued, as being "fully paid and non-assessable shares", indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, whether in order to complete payment for the shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

This opinion is being furnished for the sole benefit of the addressees hereof. We hereby consent to the filing of this opinion letter as an exhibit to the Prospectus Supplement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

(signed) “McCarthy Tétrault LLP”

McCarthy Tétrault LLP